Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-157357) and S-8 (Nos. 333-125175, 333-122569, 333-115178) of United America Indemnity, Ltd. of our report dated March 16, 2010 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.
PricewaterhouseCoopers LLP
Philadelphia, PA
March 16, 2010